EXHIBIT 10.93

Summary of Compensation for Executive Officers

The executive officers of Cheniere Energy, Inc. ("Cheniere" or “Company”) are "at will" employees and none of them has an employment or severance agreement except, as noted below, in limited circumstances with respect to local foreign practice where employment agreements are required under the laws of foreign countries where an executive officer works. The written and unwritten arrangements under which Cheniere's executive officers are compensated include:

•	a base salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere (the “Compensation Committee”);

•	an annual incentive award or bonus award determined annually by the Compensation Committee;

•
eligibility for awards under Cheniere's Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”), and Cheniere's 2011 Incentive Plan, each as determined by the Compensation Committee;

•
a broad-based benefits package offered to all employees, including vacation, paid sick leave, a tax-qualified 401(k) savings plan pursuant to which Cheniere matches 100% up to the lesser of 5% of salary deferrals or the maximum deferrals permitted by law, medical, dental and vision benefits as well as a Section 125 Cafeteria Plan and health reimbursement arrangements and short-term and long-term disability, basic life insurance equal to two times base salary, and voluntary life (elective) insurance and accidental death and dismemberment insurance; and

•
a Change of Control Agreement which provides that, upon a Change of Control (as defined in the Change of Control Agreement), the executive officer shall receive a payment in an amount equal to one times the executive officer's base salary at or immediately prior to the time the Change of Control is consummated.

The following table sets forth the 2012 annual base salary, 2011 cash bonus award and 2011 long-term incentive award for each of the Company's named executive officers as disclosed in the Company's 2012 Proxy Statement:

Named Executive Officer	2012 Annual Base Salary	2011 Cash Bonus Award	Number of Shares of Restricted Stock
Charif Souki Chairman, Chief Executive Officer and President	771,580	2,326,900	398,000
Meg A. Gentle Senior Vice President and Chief Financial Officer	292,370	775,600	150,000
Jean Abiteboul Senior Vice President - International	311,387 (1)	581,700 (2)	75,000
H. Davis Thames Senior Vice President - Marketing	292,370	775,600	135,000
Greg W. Rayford Senior Vice President and General Counsel	292,370	581,700	___ (3)

(1)
The 2012 base salaries were effective on January 16, 2012 for all of the executive officers. Mr. Abiteboul's base salary is calculated based on Euros pursuant to his employment agreement. The amount reported in the table represents the U.S. dollar equivalent of Mr. Abiteboul's base salary in the amount of 245,560 Euros based on the January 16, 2012 exchange rate of 1 USD to 0.7886 EUR.

(2)
Mr. Abiteboul's annual bonus award is paid in British Pounds Sterling pursuant to his U.K. secondment arrangement. The amount reported in the table represents the U.S. dollar equivalent of Mr. Abiteboul's 2011 annual bonus award in the amount of 373,917 GBP based on the January 24, 2012 exchange rate of 1 USD to 0.6428 GBP.

(3)	Mr. Rayford began his employment with the Company on March 1, 2011 and he did not receive a 2011 long-term incentive award.

The 2011 cash bonus awards included in the table above were paid to the named executive officers on January 27, 2012. The shares of restricted stock included in the table above were granted as the named executive officers' 2011 long-term incentive award on January 14, 2011, and vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011. The second tranche will vest on June 30, 2012 and the third tranche will vest on June 30, 2013.
Compensatory Arrangements for Certain Executive Officers
On June 30, 2009, the independent members of the Board of Directors approved a U.K. assignment letter for Mr. Souki effective as of July 1, 2009 so that he is able to spend a portion of his time working from London to more effectively conduct international business for the Company. The Company pays Mr. Souki an annual allowance for the cost of housing and living expenses in the U.K. pursuant to the assignment letter. In April 2010, the Compensation Committee approved an amendment to Mr. Souki's U.K. assignment letter to extend the term of his assignment to July 1, 2011, and increase the amount of his annual allowance to cover the cost of housing and living expenses in London to $200,000. See the description of Mr. Souki's U.K. assignment letter and U.K. letter agreement amendment included in the Company's Current Report on Forms 8-K (SEC File No. 001-16383), filed on July 2, 2009 and April 27, 2010, respectively, which are incorporated herein by reference. Mr. Souki's U.K. assignment letter expired in June 2011; however, the Compensation Committee approved Mr. Souki's annual housing and living allowance in the amount of $200,000 for the duration of Mr. Souki's stay in the U.K.
Jean Abiteboul, located in our French office, has an employment agreement with Cheniere's French subsidiary. Mr. Abiteboul's employment agreement is for an unlimited term and may be terminated by our French subsidiary or Mr. Abiteboul upon three months' prior notice. In addition, in April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul's employment agreement to provide for a secondment arrangement, pursuant to which Mr. Abiteboul is seconded to the Company's London office for the purposes of pursuing LNG customers for the Company. Various costs of Mr. Abiteboul's secondment are covered pursuant to the secondment arrangement, including Mr. Abiteboul's temporary housing costs in the U.K. Mr. Abiteboul's secondment may be terminated by the Company or Mr. Abiteboul upon two months' prior notice. All other terms of Mr. Abiteboul's employment agreement remain unchanged and he will return to his previous role pursuant to his employment agreement at the end of his secondment. See the description of Mr. Abiteboul's U.K. secondment arrangement included in the Company's Current Report on Form 8-K (SEC File No. 001-16383), filed on April 27, 2010, which is incorporated herein by reference.